Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of this 10th day of November, 2014 by and between Caesars Enterprise Services, LLC (“CES” or the “Company”) and Donald Colvin (“Colvin”) (collectively the “Parties”).

WHEREAS, on November 14, 2012, Colvin entered into a contract of employment with Caesars Entertainment Operating Company (“CEOC”) (the “Employment Agreement”), in which Colvin was engaged to serve as Chief Financial Officer (“CFO”) for Caesars Entertainment Corporation (“CEC”);

WHEREAS, as of October 1, 2014, and pursuant to Section 19.2 of the Employment Agreement, CEOC elected to perform all of its obligations under the Employment Agreement through CES (the “Transfer”); WHEREAS, pursuant to the Transfer, each reference to CEOC or any of its subsidiaries in the Agreement was replaced with a reference to CES; WHEREAS, CES has been authorized to perform its obligations under the Employment Agreement and to honor all other employment-related obligations to the Employee; and

WHEREAS, Colvin intends to resign his employment with the Company, effective December 31, 2014, and has agreed to make himself available to the Company thereafter and allow the Company to continue to use his services for a period of eighteen (18) months post-employment (the “Term”), and Colvin agrees to provide such services in a bona fide manner, on a consultancy basis with regard to and relating to matters and services and types of matters and services he handled and provided as CFO, and to assist in transitioning his duties to the new CFO of CEC and to provide assistance to the new CFO as needed (the “Services”).

THEREFORE, the Parties agree as follows:

1. Employment Termination Date. Colvin’s last day of employment with the Company will be December 31, 2014 (“Employment Termination Date”). Colvin acknowledges that he is voluntarily resigning from the Company “Without Good Reason” as that term is defined in Paragraph 8.2 of the Employment Agreement. Colvin acknowledges that, except as expressly stated herein or required under applicable law, he is not entitled to any severance or other post-termination compensation or benefits from the Company resulting from such termination.

2. Acknowledgment and Release. As a condition precedent to the Company’s obligations under this Agreement taking effect, on the Employment Termination Date, Colvin will sign (i) an acknowledgment and agreement that the Company has paid him all compensation and benefits due under the terms of the Employment Agreement as of the Employment Termination Date in the form attached hereto as Exhibit A (the “Acknowledgement”), and (ii) a Release and Waiver of Claims in the form attached hereto as Exhibit B. To the extent Colvin is entitled to any accrued or vested benefits, nothing in this Agreement is intended to interfere with those benefits.

3. Consultancy Duties and Duration/Insurance. The Company desires Colvin to provide the Services to and at the direction of the new CFO of CEC or to his or her designees, beginning January 1, 2015. This Agreement shall expire on June 30, 2016, unless earlier terminated by the Company or Colvin, as set forth in Paragraph 7 below.

The Parties agree and understand that Colvin is solely responsible for obtaining insurance covering his provision of the Services. For the sake of clarification, this insurance requirement does not apply to any continuing D&O insurance coverage relating to Colvin’s employment as CFO with CEOC and CES.

4. Consideration/Benefits. In exchange for his provision of the Services, the Company shall pay Colvin the amount of $58,333.00 per month (the “Monthly Payments”). The Parties agree and understand that the Company will not withhold taxes or any other payroll withholdings from the Monthly Payments unless required to withhold under applicable law (in which case Colvin expressly acknowledges and agrees to any such requirement to withhold). Colvin shall be solely responsible for paying any and all taxes or other payments owed on the Monthly Payments. Colvin agrees to indemnify and hold harmless the Company Parties (as defined below) from any demands, losses, expenses, or other costs (including, but not limited to, court costs and reasonable attorneys’ fees) in respect of any such taxes. Colvin shall not be reimbursed for expenses relating to the provision of the Services unless Colvin obtains written authorization from the CFO or his/her authorized designee(s) prior to incurring such expenses.

Effective January 1, 2015, Colvin will no longer be eligible to participate in the Company’s bonus, stock grant, or other benefit programs, except as follows:

(i)	Colvin’s RSU and stock options scheduled to vest on Jan 2, 2015, will vest. Colvin understands and agrees that no additional vesting will occur.

(ii)	Colvin may participate in and receive a performance bonus for calendar year 2014. The issuance and amount of such bonus shall be at the Company’s sole discretion.

(iii)	If, during the Term, Colvin elects to continue to participate in the Company’s health insurance plan pursuant to COBRA, the Company will reimburse the cost of participation to Colvin upon receipt of proof of payment of the premium. The Company’s obligation to reimburse Colvin’s premium costs shall end either at the end of the term or upon termination of this Agreement, whichever comes first.

5. Survival. The Parties agree and acknowledge that the following Sections (including all subparts) of the Employment Agreement shall remain in full force and effect following the Termination Date: Section 11 (“Non-Competition Agreement”), Section 12 (“Confidentiality”), Section 13 (“Injunctive Relief”), and Section 14 (Post-Employment Cooperation).

6. Knowing/Voluntary Agreement.

(a) Colvin acknowledges that Colvin (a) has carefully read this Agreement and the Employment Agreement; (b) is competent to manage his own affairs; (c) fully understands the Agreement’s and Employment Agreement’s contents and legal effect; (d) has been advised to consult with an attorney of Colvin’s choosing prior to signing this Agreement, if Colvin so desires; and (e) has chosen to enter into this Agreement freely, without coercion, and based upon Colvin’s own judgment, and that Colvin has not relied upon any promises made by the Company, other than the promises explicitly contained in this Agreement.

(b) To execute this Agreement, Colvin must sign and date the Agreement below, and return a signed copy hereof to Attn: Corporate Compensation, Caesars Enterprise Services, LLC., One Caesars Palace Drive, Las Vegas, Nevada 89109, (phone):702-880-6829, compensationrequests@caesars.com, via nationally recognized overnight carrier or email. The Agreement shall be effective as of the date of execution by both parties.

7. Termination of Agreement.

a. Termination for Licensing/Suitability by Gaming Regulatory Agency. As a holder of a privileged gaming license, Company and certain Affiliates are required to adhere to strict laws and regulations regarding vendor and other business relationships. If at any time Company determines, in its sole discretion, that its association with Colvin could violate any statutes and regulations regarding prohibited relationships with gaming companies, or if Company determines in good faith, in its sole discretion, that it would be in its best interest to terminate its relationship with Colvin in order to protect any of its privileged gaming licenses, Company may immediately terminate this Agreement. If Colvin is or becomes required to be licensed by any federal, state, and/or local gaming regulatory agency, Colvin shall secure said licensing at his sole cost and expense, and if he fails to become so licensed or, once licensed, fails to maintain such license, Company may immediately terminate this Agreement. If any gaming regulatory agency requires approval of this Agreement or its terms, such approval shall be obtained prior to the performance of any part of this Agreement. If such gaming regulatory agency disapproves this Agreement in whole or in part, Company may immediately terminate this Agreement. Notwithstanding any other terms of this Agreement, in the event of termination of this Agreement pursuant to this Section 7.a., Company shall have no further liability to Colvin, except for any obligations pursuant to the Proposal outstanding on the date termination becomes effective, including any payment obligation of Company or any Affiliate, unless otherwise prohibited by a gaming regulatory agency.

b. Termination for Material Breach. In addition to all other rights of termination set forth in this Agreement, the Company may terminate this Agreement in the event of Colvin’s material breach of this Agreement on 30 days’ prior written notice to Colvin.

c. Termination for Breach of Confidentiality or Non-Compete. With respect to any material breach of Sections 11 or 12 of the Employment Agreement, no notice is required prior to termination of this Agreement.

d. Termination upon Colvin’s Death. In the event of Colvin’s death, this Agreement shall immediately terminate, and Colvin’s estate or heirs shall be entitled solely to payment of the Monthly Payment for the month in which Colvin died.

8. Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The section headings in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement or the provisions hereof.

9. No Admission. This Agreement shall not in any way be construed as an admission that the Company, Colvin, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Colvin, the Company, CEOC, or any other person.

10. Governing Law and Venue. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Nevada applicable to contracts to be performed therein. The federal and state courts located in Clark County, Nevada shall have sole and exclusive subject matter jurisdiction over any action brought to interpret, judge, decide, rule upon and enforce in any manner provided by Nevada law any of the terms, covenants, conditions, representations or warranties contained herein, and Colvin expressly consents to personal jurisdiction in Nevada for the purpose of resolving any dispute related to the making or interpretation of this Agreement.

11. Severability. It is the intention of the Parties that if any provision of the Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, all other provisions will remain in full force and effect, as if the void, illegal, or unenforceable provision is not part of the Agreement. If any court, agency or arbitration tribunal finds any term, restriction, or covenant herein unenforceable, then such terms, restriction or covenant shall be modified to the extent necessary to make it and this Agreement enforceable by such entity.

12. Modification of Agreement. Any modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party.

13. Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the Parties with respect to Colvin’s separation from the Company and all positions therewith; provided, however, that nothing in this Agreement shall supersede the Sections in the Employment Agreement identified in Paragraph 5 (“Survival”) of this Agreement.

14. Acknowledgement of Independent Contractor. Colvin agrees that, in performing the Consultancy services to the Company, he is acting as an independent contractor and that he is not entitled to and shall not claim any of the rights, privileges or benefits of an employee of the Company or any or all of its subsidiaries or affiliates (together, with their respective principals, members, managers, officers, directors, employees, investors, representatives, and agents, the “Company Parties” and each a “Company Party”), except as specifically set forth in this

Agreement. Furthermore, nothing in this Agreement is intended or shall be deemed to create any employment relationship, partnership, agency or joint venture relationship between or among Colvin on the one hand and any or all of the Company Parties on the other. Colvin understands that in respect of his services hereunder he will not receive nor be entitled to any of the rights, privileges or benefits that any or all of the Company Parties may extend to their respective employees, including, but not limited to, pension benefits, welfare benefits, vacation, termination or severance pay or other perquisites or benefits, by virtue of this Agreement or by virtue of Colvin’s provision of the Services, except as specifically set forth in this Agreement. Colvin, on behalf of himself and all of his heirs, legal representatives, successors and assigns, hereby releases and waives any and all rights, claims, or interests in any such privileges or benefits, including, but not limited to, pension benefits, welfare benefits, vacation, termination or severance pay or other perquisites and benefits. Colvin further agrees that he will not be provided with a permanent office nor will he be required to keep set office hours. Rather, Colvin will make himself available to provide the Services on an as-needed basis.

15. Authorities. Colvin hereby acknowledges and agrees that he does not have authority to act on behalf of, or otherwise bind, any or all of the Company Parties (as herein defined). Accordingly, Colvin may not enter into any agreements on behalf of or purport to bind any or all of such Company Parties, or represent to any person that Colvin has the power to create any obligation, express or implied, on behalf of any or all of such Company Parties without the Company’s express prior written consent. Colvin shall not hold himself to any party as having such authority.

16. Subcontracts. Colvin may not subcontract for provision of any Services without the prior written consent of Company, which consent shall be within Company’s sole and absolute discretion.

17. No Use of Name or Marks. Colvin agrees that he shall have no right to, or interest in, the name “Caesars” or any registered service mark or trademark of Company or its Affiliates, and Colvin shall not, in any manner, use such words or marks, in the promotion of Colvin’s business.

18. Review by Counsel. Colvin acknowledges that he had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby knowingly and voluntarily waived by Colvin.

19. Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations due to (i) the occurrence of a force majeure event (including, without limitation, strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, civil unrest, acts of terrorism, earthquakes, or any other similar event in the areas in which the Services are performed); (ii) or any material condition beyond such Party’s reasonable control (whether foreseeable or not), provided however, that this paragraph does not excuse any breach of the terms contained herein (a) governing the use, reproduction, disclosure or transfer of any Confidential Information of a Party; or (b) for failure to pay for Services rendered. If due to a force majeure event Colvin is unable to provide the Services or Company is unable to accept the Services for a period of thirty consecutive days, either Party may terminate this Agreement, and neither Party shall be deemed in default. In the event of any such delay or failure to perform, (A) the Party claiming such delay shall seek and use (to the extent available) economically reasonable and comparable substitutes or alternatives for performance reasonably approved by the other Party, and (B) the Party claiming such delay shall promptly give the other Party written notice of the occurrence of such delay, and upon the termination thereof, the termination of such delay. If the Party claiming such delay fails to give notice to the other Party of the occurrence and termination of such delay as provided herein within five business days from the date such Party has actual knowledge of such delay and/or the date of termination of such delay, as the case may be, the Party claiming such delay shall be deemed to have waived its right to an extension hereunder on account of such delay.

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed the Agreement.

DONALD COLVIN		Caesars Enterprise Services, LLC

/s/ Donald Colvin		By:	/s/ Mary Thomas
Print Name:	Donald Colvin	Title:	EVP, Human Resources
Date:	November 10, 2014	Date:	November 10, 2014

EXHIBIT A

ACKNOWLEDGEMENT

I, Donald Colvin, hereby acknowledge that I have received all compensation and benefits due to me under the terms of my Employment Agreement with the Company, as defined in the Consulting Agreement to which this Acknowledgement is attached as Exhibit A. I acknowledge and understand that I am not entitled to any further salary payments, bonus payments, or business expense reimbursements not already paid to me as of the date I sign this Acknowledgement. To the extent I am entitled to any accrued or vested benefits pursuant to any benefit or stock options plans in which I participated while employed by the Company, nothing in this Agreement is intended to interfere with or otherwise alter those benefits.

DONALD COLVIN

Date:	, 201

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS (“RELEASE”)

Donald Colvin (“Colvin”), for himself, his spouse, and each of Colvin’s heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Colvin Releasors”), irrevocably and unconditionally releases and forever discharges Caesars Enterprise Services, LLC (“the Company”), each and all of its predecessors, parents, Subsidiaries, Affiliates, divisions, successors, and assigns (collectively with the Company, the “Company Entities”), and each and all of the Company Entities’ current and former officers, directors, employees, shareholders, representatives, attorneys, agents, and assigns (collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Colvin has, had, or may have against them, or any of them, by reason of, arising out of, connected with, touching upon, or concerning Colvin’s employment with the Company, Colvin’s separation from the Company, and Colvin’s relationship with any or all of the Company Releasees, and from any and all statutory claims, regulatory claims, claims under the Employment Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising from the beginning of the world up through the date Colvin signs this Release (collectively, the “Released Claims”). Colvin acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards, or other grants, awards, or warrants; claims related to any tangible or intangible property of Colvin that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations, the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., or the Internal Revenue Code of 1986, as amended; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; the Nevada Wage and Hour Laws, NEV. REV. STAT. § 608.005, et seq., the Nevada Fair Employment Practices Act. NEV. REV. STAT. § 613.310 et seq., and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Clark County, Nevada.

As of the Separation Date, Colvin acknowledges and represents that Colvin has not been either directly or indirectly involved in, witnessed or asked or directed to participate in any conduct that could give rise to an allegation that the Company or any of its subsidiaries or affiliates has violated any laws applicable to its businesses or that could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Colvin confirms that Colvin has been given the opportunity to report such conduct to the Company and to third parties and that Colvin has not made such report. Colvin also confirms that Colvin has no charge, complaint or action against the Company or any Company Releasees in any forum or form.

Colvin acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of this Release (other than a charge brought to an administrative agency), this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Colvin all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

Colvin understands that by signing this Agreement, Colvin waives any claims Colvin may have under the Age Discrimination in Employment Act of 1967 (the ADEA) up to the time Employee signs this Agreement. Employee has, if Employee wishes, twenty-one (21) days to consider this Agreement prior to signing it, and seven (7) days after signing this Agreement to revoke his signature. Any revocation within this seven (7) day period must be submitted, in writing, to Tim Donovan, General Counsel of Caesars Entertainment Corporation, and state, “I hereby revoke my acceptance of the Release and Waiver of Claims attached at Exhibit B to my Consulting Agreement.” For this revocation to be effective, the written notice must be received by Tim Donovan not later than the close of business on the seventh (7th) calendar day after Colvin signs this Agreement. If Colvin revokes this Release, the Consulting Agreement to which this release is attached as Exhibit B shall not be effective or enforceable, and Colvin will not receive the Consideration set forth in Paragraph 4 of the Consulting Agreement.

Signed:

DONALD COLVIN

Date:	, 201

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